Exhibit (99.10)

ISSN 1718-8369

Volume 4, number 5

November 6, 2009

AS AT AUGUST 31, 2009

Highlights for August 2009

•                  Budgetary revenue in August amounts to $4.6 billion, up $7 million compared to last year. Own-source revenue amounts to $3.4 billion while federal transfers stand at $1.2 billion.

•                  Program spending rose $252 million in August of this year compared to last year, and stands at $3.9 billion.

•                  Debt service amounts to $523 million, down $39 million compared to August 2008.

•                  A surplus of $168 million was achieved, i.e. $261 million less than in August 2008.

•                  Taking the $53 million deposited in the Generations Fund into account, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a surplus of $115 million.

On the basis of the cumulative results as at August 31, 2009, the budget deficit amounts to $2.3 billion after using the $433 million stabilization reserve. As forecast in the Update on Québec’s Economic and Financial Situation of last October 27, the 2009-2010 budget deficit for the purposes of the Balanced Budget Act should amount to $4.7 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
	August		April to August			Forecast Growth
	2008 [1]	2009	2008-2009 [1]	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	3 461	3 369	20 293	19 408	46 869	- 4.1
Federal transfers	1 167	1 266	5 829	6 257	15 156	8.1
Total	4 628	4 635	26 122	25 665	62 025	- 1.4
BUDGETARY EXPENDITURE
Program spending	- 3 660	- 3 912	- 24 138	- 25 704	- 60 139	2.7
Debt service	- 562	- 523	- 2 741	- 2 553	- 6 154	- 5.4
Total	- 4 222	- 4 435	- 26 879	- 28 257	- 66 293	1.9
NET RESULTS OF CONSOLIDATED ENTITIES [2]	23	- 32	291	153	155	—
Provision for revenue shortfalls	—	—	—	—	- 300	—
SUPLUS (DEFICIT)	429	168	- 466	- 2 439	- 4 413	—
BALANCED BUDGET ACT
Generations Fund [3]	- 48	- 53	- 248	- 244	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	381	115	- 714	- 2 250	- 4 695	—

1

Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

2	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.
3	The results of the Generations Fund are excluded from the budgetary balance for the purpose of the application of the Balanced Budget Act.

Cumulative results as at August 31, 2009

Budgetary balance

•                  For the period from April to August, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $2.3 billion.

Budgetary revenue

•                  As at August 31, 2009, budgetary revenue amounts to $25.7 billion, $457 million less than as at August 31, 2008.

•                  Own-source revenue stands at $19.4 billion, $885 million less than last year.

•                  Federal transfers amount to $6.3 billion, up $428 million compared to August 31, 2008.

Budgetary expenditure

•                  For the period from April to August 2009, budgetary expenditure amounts to $28.3 billion, an increase of $1.4 billion, or 5.1%, compared to last year.

•                  Program spending rose $1.6 billion, or 6.5%, and stands at $25.7 billion. The most significant changes are in the Health and Social Services ($963 billion), Economy and Environment ($246 million), and Education and Culture ($207 million) missions.

•                  The difference between the growth experienced until August and forecast growth for the year as a whole is attributable to exceptional items at the end of 2008-2009 that will not be repeated this year. This will slow spending growth at year end.

•                  In addition, to satisfy the spending growth objective, the Chair of the Conseil du trésor has announced additional measures to control spending.

•                  For the first five months of the fiscal year, debt service amounts to $2.6 billion, down $188 million compared to August 2008.

Consolidated entities

•                  As at August 31, 2009, the net results of consolidated entities show a surplus of $153 million, i.e. $138 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $244 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $5.3 billion, an increase of $3.4 billion compared to last year. The additional financial requirements reflect the current budget deficit, the increase in capital investments by establishments of the health and social services and the education networks, as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	August			April to August
	2008 [1]	2009	Changes	2008-2009 [1]	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	3 461	3 369	- 92	20 293	19 408	- 885
Federal transfers	1 167	1 266	99	5 829	6 257	428
Total	4 628	4 635	7	26 122	25 665	- 457
BUDGETARY EXPENDITURE
Program spending	- 3 660	- 3 912	- 252	- 24 138	- 25 704	- 1 566
Debt service	- 562	- 523	39	- 2 741	- 2 553	188
Total	- 4 222	- 4 435	- 213	- 26 879	- 28 257	- 1 378
NET RESULTS OF CONSOLIDATED ENTITIES	23	- 32	- 55	291	153	- 138
SURPLUS (DEFICIT)	429	168	- 261	- 466	- 2 439	- 1 973
Consolidated non-budgetary requirements	- 285	706	991	- 1 484	- 2 861	- 1 377
CONSOLIDATED NET FINANCIAL REQUIREMENTS	144	874	730	- 1 950	- 5 300	- 3 350

1                 Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	August			April to August
			Changes			Changes
Revenue by source	2008 [1]	2009	%	2008-2009 [1]	2009-2010%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 124	1 043	- 7.2	7 325	7 188	- 1.9
Contributions to Health Services Fund	390	371	- 4.9	2 259	2 272	0.6
Corporate taxes	127	147	15.7	1 577	1 319	- 16.4
Consumption taxes	1 284	1 210	- 5.8	5 872	5 857	- 0.3
Other sources	190	214	12.6	1 254	1 118	- 10.8
Total	3 115	2 985	- 4.2	18 287	17 754	- 2.9
Revenue from government enterprises	346	384	11.0	2 006	1 654	- 17.5
Total own-source revenue	3 461	3 369	- 2.7	20 293	19 408	- 4.4
Federal transfers
Equalization	669	696	4.0	3 345	3 481	4.1
Health transfers	320	348	8.7	1 598	1 727	8.1
Transfers for post-secondary education and other social programs	110	121	10.0	550	592	7.6
Other programs	68	101	48.5	336	457	36.0
Total federal transfers	1 167	1 266	8.5	5 829	6 257	7.3
TOTAL BUDGETARY REVENUE	4 628	4 635	0.2	26 122	25 665	- 1.7

1                 Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	August			April to August
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 730	1 958	13.2	10 500	11 463	9.2
Education and Culture	705	771	9.4	6 543	6 750	3.2
Economy and Environment	448	401	- 10.5	2 991	3 237	8.2
Support for Individuals and Families	464	476	2.6	2 270	2 367	4.3
Administration and Justice	313	306	- 2.2	1 834	1 887	2.9
Total program spending	3 660	3 912	6.9	24 138	25 704	6.5
Debt service	562	523	- 6.9	2 741	2 553	- 6.9
TOTAL BUDGETARY EXPENDITURE	4 222	4 435	5.0	26 879	28 257	5.1

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.